UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2023

LIQUIDIA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-39724	85-1710962
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

419 Davis Drive, Suite 100, Morrisville, North Carolina	27560
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 328-4400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	LQDA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry into a Material Definitive Agreement.

Underwriting Agreement

On December 12, 2023, Liquidia Corporation, a Delaware corporation (the “Company”), entered into an underwriting agreement (the “Underwriting Agreement”) with BofA Securities, Inc. (“Representative”), as representative of the several underwriters named therein (collectively, the “Underwriters”), in connection with a sale of 3,491,620 shares (the “Public Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock), pursuant to a registration statement on Form S-3 (File No. 333-251394), filed with the United States Securities and Exchange Commission (the “SEC”) on December 16, 2020, and which was declared effective by the SEC on December 23, 2020, and the prospectus contained therein, as may be supplemented by a prospectus supplement (the “Prospectus Supplement”) to be filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), in an underwritten registered public offering (the “Offering”) at an offering price of $7.16 per share. Gross proceeds from the Offering before deducting underwriting discounts and commissions and other offering expenses are expected to be approximately $25 million. BofA Securities, Inc. acted as sole book-running manager and BTIG, LLC acted as lead manager for the Offering. Funds affiliated with certain directors of the Company, David Johnson and Paul Manning, participated in the Offering investing an aggregate of approximately $10 million.

The Company intends to use the proceeds from the Offering for ongoing commercial development of YUTREPIA (treprostinil) inhalation powder (“YUTREPIA”), formerly known as LIQ861, for continued development of YUTREPIA in other clinical trials, including but not limited to trials for WHO Group 3 patients and pediatric patients, for clinical development of L606 and for general corporate purposes. The Company’s management will retain broad discretion over the allocation of the net proceeds.

The Underwriting Agreement contains customary representations and warranties, agreements and obligations, closing conditions and termination provisions. The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act and to contribute to payments the Underwriters may be required to make because of any of those liabilities. In addition, subject to certain exceptions, the Company and its officers and directors and certain affiliates have agreed not to offer, sell, transfer or otherwise dispose of any shares of Common Stock during the 90-day period following the date of the Prospectus Supplement.

Purchase Agreement

Concurrently with the Offering referenced above, on December 12, 2023, the Company entered into a common stock purchase agreement (the “Purchase Agreement”) with Roger Jeffs, the Chief Executive Officer of the Company, in connection with the private sale of 139,665 unregistered shares (the “Private Shares” and together with the Public Shares, the “Shares”) of the Company’s Common Stock, in a private placement at a purchase price of $7.16 per share for an aggregate investment amount of approximately $1 million (the “Private Placement”). The Purchase Agreement contains customary representations and warranties, agreements and obligations, closing conditions and termination provisions. The closing of the Offering is not conditioned upon the closing of the concurrent Private Placement.

A copy of the Underwriting Agreement and the Purchase Agreement will be filed as an amendment to this report on Form 8-K or with a new Form 8-K. The foregoing description of the Underwriting Agreement and Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit. The provisions of the Underwriting Agreement and Purchase Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreement and are not intended as a document for investors and the public to obtain factual information about the current state of affairs of the Company. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the SEC.

Item 8.01	Other Events.

The full text of the press release issued on December 12, 2023 announcing the pricing of the Offering is attached as Exhibits 99.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)

Exhibit No.	Exhibit

99.1	Press Release of Liquidia Corporation, dated December 12, 2023.
104	Cover Page Interactive Data File (the cover page tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 12, 2023	Liquidia Corporation

	By:	/s/ Michael Kaseta
Name: Michael Kaseta Title: Chief Financial Officer